______________________________

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 August 27, 1996
                         ______________________________

TO OUR STOCKHOLDERS:

      Notice is hereby given that the Annual Meeting of Stockholders of NPC International, Inc. (the "Company") will be held at the Memorial Auditorium, 503 North Pine, Pittsburg, Kansas, on Tuesday, August 27, 1996, at 10:00 a.m., Central Daylight Savings Time, for the following purposes:

       1. For the Stockholders to elect two directors to serve a three-year term and until their successors are elected and qualified; and
       2. For the Stockholders to transact such other business as may properly come before the meeting or any adjournment of the meeting.

      Only stockholders of record at the close of business on July 8, 1996, will be entitled to notice and to vote at the meeting or adjournment or postponement thereof . The annual report for the year ended March 26, 1996, is enclosed herewith. A complete list of stockholders entitled to notice of and to vote at the meeting will be available and open to the examination of any stockholder for any purpose germane to the meeting during ordinary business hours on and after August 16, 1996, at the office of the Company, 720 W. 20th Street, Pittsburg, Kansas 66762.

      All stockholders are cordially invited to attend the meeting. For the convenience of those stockholders who do not expect to attend the meeting in person and desire to have their stock voted, a form of proxy and an envelope, for which no postage is required, are enclosed. Any stockholder who later finds he can be present at the meeting, or for any other reason desires to do so, may revoke this proxy if done so in writing to the Secretary of the Company at any time before it is voted.

      Please complete, sign, date and mail promptly the proxy card in the return envelope furnished for that purpose, even if you currently plan to attend the meeting.

                              By Order of the Board of Directors,




                              David G. Short
                              Secretary
Pittsburg, Kansas
July 19, 1996
                             NPC INTERNATIONAL, INC.
                               720 W. 20TH STREET
                             PITTSBURG, KANSAS 66762

                                 PROXY STATEMENT
      FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 27, 1996


      This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of NPC International, Inc. (the "Company"), to be voted at its Annual Meeting of Stockholders to be held at the Memorial Auditorium, 503 North Pine, Pittsburg, Kansas at 10:00 a.m. Central Daylight Savings Time on Tuesday, August 27, 1996. The mailing address of the principal executive offices of the Company is 720 West 20th Street, Pittsburg, Kansas 66762. The individuals named as proxies are O. Gene Bicknell and James K. Schwartz. Proxies may be solicited by use of the mails, by personal interview, or by telephone and may be solicited by officers and directors, and by other employees of the Company. Brokers, nominees, fiduciaries, and other custodians will be requested to forward soliciting material to the beneficial owners of shares and will be reimbursed for their expenses in forwarding such material. All costs of solicitation of proxies will be borne by the Company.

      Stockholders of record of the Common Stock, $.01 par value per share (the "Common Stock"), as of the close of business on July 8, 1996, are entitled to vote on all issues presented for a vote at the meeting or any adjournment or postponement thereof. At the close of business on July 8, 1996, the record date for the determination of stockholders entitled to vote at the Annual Meeting, there were 24,673,346 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote on all matters presented for stockholder action at the meeting. All shares of Common Stock have cumulative voting rights in the election of directors, and there are no conditions precedent to the exercise of those rights. Cumulative voting means a Common Stockholder is entitled to cast a total number of votes equal to the number of his shares multiplied by the number of directors to be elected at the meeting, and can cast them all for one nominee or can divide them among as many nominees as he or she chooses. A holder of Common Stock may divide his cumulative votes among the nominees by marking the proxy card according to instructions on the card. If a Stockholder does not allocate his votes, then such stockholder's cumulative votes will be allocated equally among the nominees for whom authority to vote is granted.

     All shares of Common Stock represented by proxies received will be voted in accordance with instructions contained therein. In the absence of voting instructions, the shares will be voted FOR the proposals listed herein. A holder of Common Stock giving a proxy has the power to revoke it any time before it is voted by notifying the Secretary of the Company in writing, by submitting a substitute proxy having a later date or by voting in person at the meeting. Votes submitted as abstentions on any proposal will be counted as present for purposes of establishing a quorum, but unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. An affirmative vote of the majority of the outstanding shares of Common Stock present at the meeting in person or by proxy is required for approval of proposals. Broker "non-votes" will count as present for quorum purposes but will not count for or against any proposal. A broker non-vote occurs when a nominee holding shares for a beneficial holder does not have discretionary voting power and does not receive voting instructions from the beneficial owner.

      AS OF THE ANNUAL MEETING RECORD DATE, MR. O. GENE BICKNELL, AS THE CHIEF EXECUTIVE OFFICER AND THE CHAIRMAN OF THE BOARD OF DIRECTORS OF THE COMPANY, BENEFICIALLY HELD 14,914,594 SHARES CONSTITUTING APPROXIMATELY 60.4% OF THE COMMON STOCK. MR. BICKNELL HAS INFORMED THE COMPANY THAT HE INTENDS TO VOTE ALL SUCH SHARES IN FAVOR OF PROPOSAL ONE. IF HE VOTES SUCH SHARES ACCORDINGLY, THEN SUCH PROPOSAL WILL BE APPROVED REGARDLESS OF HOW ANY OTHER HOLDER OF SHARES VOTES WITH RESPECT TO THE PROPOSAL.

This Proxy Statement and forms of proxy are first being mailed to stockholders on or around July 19, 1996.


      ALL STOCKHOLDERS ARE URGED TO COMPLETE, DATE, EXECUTE AND RETURN THE FORM OF PROXY SENT TO THEM WITH THIS PROXY STATEMENT.

                               PROPOSAL NUMBER ONE
                            ELECTION OF TWO DIRECTORS

     The Board of Directors of the Company is comprised of six directors divided into three classes. At each annual meeting of stockholders, members of one of the classes, on a rotating basis, are elected for three year terms. The two persons designated by the Board of Directors as nominees for election at this meeting to serve a three year term and until their successors are elected and qualified are, James K. Schwartz, President of the Company, and William A. Freeman, a proposed new member of the Board. Each of the nominees has indicated a willingness and ability to serve as a director. If a nominee becomes unable or unwilling to serve, the accompanying proxy may be voted for the election of such other person as shall be designated by the Board of Directors. Shares of Common Stock represented by all proxies received by the Board of Directors and not marked to withhold authority to vote for any individual director or for all directors will be voted (unless one or both nominees are unable or unwilling to serve) for the election of the nominees named above. Each director requires an affirmative vote of the majority of the outstanding shares of the Common Stock present at the meeting in person or by proxy to be elected to the Board of Directors. Mr. Bicknell has informed the Company that he intends to vote his shares of Common Stock FOR the election of the nominees named above. If his shares are voted in this manner, the vote required for election of the nominees listed above will be achieved, regardless of how other shares of Common Stock are voted. The names of the directors and nominees, their ages, the years in which their terms of office will expire, their principal occupations during at least the past five years other directorships held and certain other biographical information are set forth below.


Nominees for Directors to Serve a Three-Year Term to Expire in 1998:

     JAMES K. SCHWARTZ, Age 34, President and Chief Operating Officer.
     Mr. Schwartz was promoted to President and Chief Operating Officer from Executive Vice President and Chief Operating Officer In January, 1995. He also held the positions of Vice President Finance, Treasurer and Chief Financial Officer within the organization, in the past five years.

     WILLIAM A. FREEMAN, Age 53, Management Consultant.
     Mr. Freeman has been self employed as a management consultant since retiring from Zurn Industries, Inc. in 1995. Mr. Freeman's consulting clients include, among others, certain entities privately held by Mr. Bicknell. Mr. Freeman was President of Zurn Industries, Inc., a manufacturing and construction company from May 1991 through September 1995. During his tenure at Zurn Industries, Inc., Mr. Freeman also held the positions of Chief Financial Officer and Sr. Vice President from May 1986 through May 1991 and divisional management positions from January 1973 through April 1986.


Continuing Directors - Not Standing for Election This Year

Directors with Terms Expiring in 1998:

     O. GENE BICKNELL, Age 63, Chairman of the Board of the Company.
     Mr. Bicknell has been Chairman of the Board of Directors of the Company and its predecessors since 1962. Mr. Bicknell re-assumed the position of Chief Executive Officer, a position he held from 1962 to 1992, on January 31, 1995.

     MARY M. POLFER, Age 51, Vice President of Administration, Public Service Company of Oklahoma.
     Ms Polfer has been with Public Service Company of Oklahoma, a subsidiary of Central and South West Corporation, since December, 1990, first as Vice President Finance and, since November 1993, as Vice President of Administration. Prior to that, Ms. Polfer was Director of Corporate Projects with Farmland Industries, Inc.

Directors with Terms Expiring in 1997:

     FRAN D. JABARA, Age 71, President of Jabara Ventures Group.
     Mr. Jabara was elected a director of the Company in May 1984. He is currently President of Jabara Ventures Group, a venture capital firm. From September 1949 to August 1989 he was a distinguished professor of business at Wichita State University, Wichita, Kansas. He is also a director of Commerce Bank, Wichita, Kansas and Midwest Grain Products, Inc.

     ROBERT E. CRESSLER, Age 57, Partner in FRAC Enterprises.
     Mr. Cressler was first elected a director of the Company in April 1985. He has been for more than the past five years a partner in FRAC Enterprises, which previously operated Pizza Hut restaurants and continues to operate other businesses, including Nutri/Systems franchises.


                MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

      The Board of Directors met seven times during the fiscal year ended March 26, 1996. The Company's standing Compensation and Stock Option Committee met once and the Company's standing Audit Committee met twice during the last fiscal year. The Company does not have a Nominating Committee. The normal duties of such a committee are carried out by the entire Board of Directors. During the last fiscal year, none of the Company's Directors attended fewer than 75% of the meetings of the Board of Directors or any committee of which he or she was a member.

      AUDIT COMMITTEE. The Audit Committee is comprised of Messrs. Jabara, and Cressler and Ms. Polfer. The Audit Committee recommends to the Board of Directors the independent auditors that will conduct the annual audit of the Company, and also reviews the Company's accounting practices and control systems and reviews the qualifications and performance of the proposed independent auditors.

     COMPENSATION AND STOCK OPTION COMMITTEE. The Compensation and Stock Option Committee is comprised of Messrs. Bicknell, Jabara and Cressler. The Committee reviews and recommends to the Board of Directors the levels, amounts, and types of compensation to be paid to executive officers and directors of the Company. The Committee also determines the number of options to be granted to the Company's executive management and receives and reviews executive management's recommendations regarding options to be granted to all other Company employees. All recommendations of the Committee are submitted to the Board of Directors for approval.


                              DIRECTOR COMPENSATION

      Non-employee Directors are paid a fee of $750 for each Board meeting attended and $750 per month as additional Director's compensation. Directors who are also employees of the Company do not receive any additional compensation solely for serving as directors of the Company.


               COMPENSATION AND STOCK OPTION COMMITTEE INTERLOCKS
                            AND INSIDER PARTICIPATION

      The Compensation and Stock Option Committee is currently comprised of  Mr.
O. Gene Bicknell, the Chairman of the Board of Directors and the Chief Executive Officer, and two non-employee Directors, Messrs. Jabara and Cressler. Mr. Bicknell chairs the Committee. Messrs. Jabara and Cressler have never been employed by the Company. During the year the Board of Directors, authorized the purchase of two parcels of property owned by Mr. Bicknell or his affiliates. One property was acquired from Mr. Bicknell for $500,000 based on an independent certified appraisal. The second property acquired from Mr. Bicknell was purchased for $300,000 and was valued by Company personnel using recognized valuation techniques such as comparable property sales data and the income method. The Board of Directors upon review of the proposal, appraisal, and valuations, and with Mr. Bicknell abstaining from any participation in the votes, approved the purchase of these sites for the aggregate value of $800,000. The Company currently leases two properties from Mr. Bicknell and one restaurant from Mr. Gordon W. Elliott, past president of the Company and Director whose term expires in 1996. See the section titled "Transactions with Management" for additional information on the leases. Management believes these leases are at least as favorable as could be obtained from unrelated parties.

                  BENEFICIAL OWNERSHIP OF PRINCIPAL STOCKHOLDER
                         AND OF DIRECTORS AND MANAGEMENT

     The following table sets forth, as of June 30, 1996, certain information as to the number of shares of common stock beneficially owned by each person who is known by the Company to own beneficially more than 5% of its outstanding shares, by all directors and nominees, by the Named Executive Officers (as defined under the caption "Executive Compensation") and by the directors and executive officers as a group. The address for each of the individuals listed below shall be the address of the Company, 720 W. 20th Street, Pittsburg, Kansas, 66762.
                               Amount and Nature of

  Name, and Title            Beneficial Ownership (1) Percent of Class
  Of Beneficial Owner

  O. Gene Bicknell (2)
  Chairman, Chief Executive
  Officer and Director           15,505,844             63.2%

  James K. Schwartz
  President and Chief Operating      83,750               *
  Officer, Director nominee (3)

  Troy D. Cook                       12,500               *
  Vice President Finance and
  Chief Financial Officer

  Marty D. Couk
  Senior Vice President              26,431               *
  Pizza Hut Operations

  Robert B. Page
  President, Romacorp, Inc.          47,500               *

  David G. Short
  Vice President Legal                3,750               *
  and General Counsel

  Gordon W. Elliott,
  Director (4)                      703,216              2.9%

  Robert E. Cressler, Director        ----                *

  Fran D. Jabara, Director            3,998               *

  Mary M. Polfer, Director            ----                *

  William A. Freeman,                   400               *
  Director Nominee (3)

  All executive officers and
  directors as a group           16,387,389             66.8%

     (1) Includes options for 764,375 shares of Common Stock which could be exercised within 60 days. Does not include options held which are not exercisable within 60 days.
     (2) Includes 45,000 shares of Common Stock owned by Pitt Plastics, Inc., a corporation controlled by Mr. Bicknell, and 9,600 shares of Common Stock owned by Mr. Bicknell's spouse.
     (3) Messrs. Schwartz and Freeman have been nominated to serve three year terms subject to election at the meeting on August 27, 1996 to which this Proxy Statement relates.
     (4) Mr. Elliott's term expires in 1996 and he is not standing for re-election.

     * Less than 1% ownership.
     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, executive officers, and persons owning more that ten percent of a registered class of the Company's securities to file with the United States Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of equity securities of the Company. Officers, directors, and greater-than-ten-percent stockholders are required by the Securities and Exchange Commission's regulations to furnish the Company with copies of all Section 16(a) forms that they file.
     To the Company's knowledge, based solely on its review of copies of reports furnished to the Company and written representations that no other reports were required, the Company is required to report that all officers, except for Mr. Bicknell, and Mr. Baird were late in filing the appropriate forms related to the issuance of stock options in the fourth quarter due to a delay between the award of the option and notification of the option issuance to the officers. Mr. Bicknell was late reporting a February, 1996 sale of stock. All forms have been subsequently filed and all requirements are believed to be satisfied.
                             EXECUTIVE COMPENSATION
      The following table summarizes, for each of the three fiscal years ended March 26, 1996, March 28, 1995, and March 29, 1994, the compensation awarded to, earned by, or paid to (i) the Chief Executive Officer (the "CEO") of the Company as of March 26, 1996, and (ii) each of the four most highly compensated executive officers (other than the CEO) who served as executive officers of the Company or its subsidiaries as of March 26, 1996, whose annual compensation exceeded $100,000 for the fiscal year ended March 26, 1996, and (iii) up to two additional individuals for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer at the end of the fiscal year ((i), (ii) and (iii) collectively, the "Named Executive Officers"). The Company does not currently award stock appreciation rights, restricted stock and other long term incentives (other than stock options) under its executive compensation program.

                           Summary Compensation Table
                                                    Long Term
                             Annual Compensation  Compensation      All Other
                   Fiscal                         Option Award    Compensation
                  Year (1)     Salary      Bonus       (#)            (2)
O. Gene Bicknell     1996     $300,000   $120,000    ------        $11,990
Chairman of the      1995      300,000     75,000    ------         11,975
Board and Chief      1994      300,000     60,000    ------         15,517
Executive Officer (3)

James K. Swartz (4)  1996      185,000     77,000    25,000         13,080
President and Chief  1995      130,750     18,250   100,000          4,049
Operating Officer    1994       80,000     ------    10,000          2,456

Troy D. Cook         1996      120,000     28,500    20,000          9,048
Vice President       1995       15,230     ------    50,000          ------
Finance, Chief
Financial Office

Marty D. Couk        1996      119,347     62,622    20,000          4,719
Senior Vice          1995      103,000     33,049    50,000          5,105
President-Pizza      1994       89,231     39,432    -----           3,681
Hut Operations

Robert B. Page       1996      126,000     62,500    20,000          4,842
President            1995      115,384     16,500    50,000          3,680
Romacorp, Inc.       1994       99,231     39,946    ------          4,794

David G. Short       1996      120,000     ------     5,000          3,972
Vice President       1995      115,177      5,000     5,000          3,917
Legal and General    1994       81,577     ------     5,000            148
Counsel (5)

Paul R. Baird        1996      120,000     48,437     ------           102
President            1995      -------     ------    25,000`         -----
Skipper's

     (1) For the fiscal year ended on the last Tuesday in March for the year noted.
     (2) Fiscal 1996 figures consist of the Company's calendar 1995 profit sharing plan contributions, the cost of group term life insurance and accidental death benefits and, in the case of Mr. Bicknell, the economic benefit derived from split-dollar life insurance policies paid for by Company (see footnote 3), in the following amounts: Mr. Bicknell, $4,776 profit sharing, $702 group insurance, $6,512 split-dollar insurance; Mr. Schwartz, $4,776 profit sharing, $54 group insurance, $8,250 relocation; Mr. Cook, $8,994 relocation, $54 group insurance; Mr. Couk, $4,617 profit sharing, $102 group insurance; Mr. Page, $4,776 profit sharing, $66 group insurance; Mr. Short, $3,522 profit sharing, $450 group insurance; Mr. Baird $102 group insurance.
     (3) The Company pays 100% of the premiums on split-dollar policies insuring the life of Mr. Bicknell. The policies state the Company is entitled to be reimbursed all premiums it paid, without interest, from the proceeds with the residual to be paid to a named beneficiary. The Company receives a statement from the insurance company specifying the economic benefit derived by Mr. Bicknell under this arrangement, based upon the Company's rights under the policy. The benefit derived for each year is as follows: fiscal 1996, $6,512; fiscal 1995, $6,707; and fiscal 1994,
     $10,625.
     (4) Mr. Schwartz has a five year employment contract with the Company dated January 27, 1995. If Mr. Schwartz is terminated by the Company for any reason (other than for cause) the Company is required to pay Mr. Schwartz any accrued bonus and an amount equal to his then current base salary for one year and continuation for six months of any benefit plan available to him immediately prior to the termination of the contract. His base salary for the 1997 fiscal year is $200,000. If there is a change in control in the Company and his employment with the Company is terminated, Mr. Schwartz will continue to receive from the Company or a successor entity, as the case may be, his base salary as of the date of the contract for a period of one year.
     (5) Mr. Short joined the Company on June 8, 1993 and became an executive officer on July 23, 1993.


                                  STOCK OPTIONS

      The following two tables set forth information for the last completed fiscal year relating to (i) grants to and exercises by the Named Executive Officers of stock options pursuant to the Company's 1994 Non-Qualified Stock Option Plan (the "1994 Plan") and the Amended and Restated 1984 Non-Qualified Stock Option Plan (the "1984 Plan" or collectively the Company's "Stock Option Plans"), and (ii) holdings at March 26, 1996, by the Named Executive Officers of unexercised options granted pursuant to the Stock Option Plans. The Company currently does not award stock appreciation rights under its executive compensation program.

              Option Grants in the Fiscal Year Ended March 26, 1996

                                                Potential Realizable
                                                  Value at Assumed
                         % of Total                 Annual Rates
                           Options                 of Stock Price
                          Granted to Exercise       Appreciation
                Options   Employees  or Base Expi-   for Option
                Granted   in Fiscal   Price  ration   Term (2)
                 Name        (1)      Year   ($/Sh)  Date    5%  10%

      O. Gene Bicknell     ----       ----    ----    ----    ---     ----
     James K. Schwartz   25,000     11.33%  $6.875 1/17/06$108,090    $273,924
          Troy D. Cook   20,000       9.06   6.875 1/17/06 86,472     219,139
         Marty D. Couk   20,000       9.06   6.875 1/17/06 86,472     219,139
        Robert B. Page   20,000       9.06   6.875 1/17/06 86,472     218,139
        David G. Short    5,000       2.27   6.875 1/17/96 21,618     54,785
            Paul Baird     ----       ----    ----     ---   ----     ----

     (1) Options are generally exercisable beginning 12 months after the grant date, with 25% of the shares covered thereby becoming exercisable at that time and with an additional 25% of the option shares becoming exercisable on each successive anniversary date, with full vesting occurring on the fourth anniversary date. All options were granted at the market price or higher on the date of grant and expire ten years from such date, subject to earlier termination in certain events related to termination of employment. The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares or by offset of the underlying shares, subject to certain conditions.
     (2) The values presented in these two columns are based on assumed stock price appreciation rates. The potential realizable dollar value of a grant is the product of (a) the difference between: (i) the product of the per share market price at the time of the grant and the sum of 1 plus the adjusted stock price appreciation rate (the assumed rate of appreciation compounded annually over the term of the option); and (ii) the per share exercise price of the option; and (b) the number of securities underlying the grant at the fiscal year end. THESE ASSUMED APPRECIATION RATES ARE NOT DERIVED FROM THE HISTORIC OR PROJECTED PRICES OF THE COMPANY'S STOCK OR RESULTS OF OPERATIONS OR FINANCIAL CONDITION AND THEY SHOULD NOT BE VIEWED AS A PREDICTION OF POSSIBLE PRICES FOR THE COMPANY'S STOCK IN THE FUTURE.

  Aggregated Option Exercises in Fiscal 1996 and Option Value at March 26, 1996

                                                         Value of
                                        Number of      Unexercised
                                       Unexercised     In-the-Money
                 Shares                 Options at      Options at
                Acquired              March 26, 1996  March 26, 1996
                   on      Value       Exercisable/    Exercisable/
  Name          Exercise  Realized    Unexercisable   Unexercisable

  O. Gene Bicknell     -0-       -0-   591,250 / 58,750     $474,375 / 146,875

  James K. Schwartz    -0-       -0-    83,750 / 66,250      306,250 / 214,375

  Troy D. Cook         -0-       -0-    12,500 / 57,500       43,750 / 173,750

  Marty D. Couk        -0-       -0-    25,625 / 59,375       83,333 / 179,375

  Robert B. Page       -0-       -0-    47,500 / 60,000      101,250 / 181,250

  David G. Short       -0-       -0-     3,750 / 11,250       11,875 / 31,250

  Paul Baird           -0-      -0-      6,250 / 15,750       21,875 / 65,625


              REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE
                            ON EXECUTIVE COMPENSATION

      The compensation for the Company's Chief Executive Officer and its other executives is administered by the Compensation and Stock Option Committee. Following review and approval by the Compensation and Stock Option Committee, all issues pertaining to executive compensation are submitted to the full Board of Directors for approval and ratification. In fiscal 1996, the Board of Directors, with Mr. Bicknell abstaining with respect to his own compensation, approved all recommendations of the Compensation and Stock Option Committee.

      Executive compensation is comprised of three primary components: a base salary, a non-guaranteed performance bonus and stock option grants. The first two are based generally upon short-term performance, with the latter offered as a long-term incentive to the executive. The Company does not offer any deferred compensation plan to its employees.

      In fiscal 1996, the Committee reviewed surveys published by the National Restaurant Association to obtain competitive compensation levels for companies similar in size and nature (i.e., those with multiple restaurants "concepts," of which the Company had three in Pizza Hut, Skipper's and Tony Roma's restaurants). The Committee seeks to establish base rates believed to be competitive so that the Company is able to attract and retain qualified and experienced executives. Base salaries are reviewed annually taking into account competitive salaries in the industry and the relative performance of the individual and Company during the previous fiscal year. Compensation surveys reviewed by the Committee include many of the peer companies reflected in the following Performance Graph; both the surveys and the graph are based upon the same standard industrial code as that of the Company.

      Annual bonuses, if granted, are based primarily upon the individual executive's contribution to the Company. Bonuses are determined by the Compensation and Stock Option Committee and then proposed to the full Board of Directors for ratification and approval, with tentative installments paid quarterly. The Committee does not believe that the $23.5 million impairment and loss provision related to the disposition of the Company's Skipper's subsidiary and the closure of six Tony Roma's units is indicative of the performance of management. Specifically, the sale of Skipper's was the culmination of a strategic initiative to improve operations to an acceptable rate of return or execute alternative plans to favorably impact stockholder value. The closed Tony Roma's locations existed at the time of the acquisition and were low volume stores in less than optimal locations, that did not meet the Company's return expectations. Because the relative performance and contribution of an executive may not perfectly coincide with earnings reported in the respective fiscal year, bonuses may not correlate directly with a particular division's or company-wide earnings results.

      Executives participate in the NPC International, Inc. Profit Sharing Plan (the "Profit Sharing Plan") along with store management and certain corporate staff, to the extent they meet the requirements for the Profit Sharing Plan. To qualify for the Profit Sharing Plan, an employee generally must have two years of service, be 21 years of age or older and be employed on the last day of the plan year. The Board of Directors determines the overall contribution to the
Profit  Sharing  Plan for each division, and executives who participate  in  the
Profit Sharing Plan receive a pro-rata share of that contribution. A participant's share of the annual Profit Sharing Plan contribution generally is computed to be the proportion of his/her salary (as adjusted to meet ERISA requirements) relative to the combined salaries of all participants in the Profit Sharing Plan. Five executives named in the Summary Compensation Table participated in the Profit Sharing Plan. Because of Skipper's performance in calendar 1995, the Board elected to make no corresponding contribution on behalf of that concept's employees.

      The Company utilizes long-term awards in the form of stock options to strengthen the link between executive pay and overall stockholder return. Stock options have been periodically issued pursuant to the Stock Option Plans and are an integral part of executive officer compensation. The Compensation and Stock Option Committee believes such options will align the interests of the Company's executives with those of its stockholders. The Company continued the use of stock options in fiscal 1996 to focus the executives on long-term decisions which it believes will enhance the value of the Company's stock, thereby building stockholder value. The Committee believes that Company performance is reflected over time in the price of the Company's stock and that improving the stock price benefits the stockholders collectively in addition to the individual executive.

     The Compensation and Stock Option Committee does not impose strict formulas or compare results to specific pre-set performance targets in determining overall compensation for executive officers. Factors considered by the Compensation and Stock Option Committee in determining current performance and the related compensation for the Company's executive officers for the 1996 fiscal year include (i) the achievement of minimum performance standards (generally prior year operating performance, adjusted for those factors in the current or prior year which are outside the control of the individual being considered), (ii) current year earnings performance in relation to performance of the Company's competitors, (iii) overall stockholder return (in the form of stock price appreciation), (iv) the organizational level at which the executive functions, (v) the individual executive's success in performing the requisite duties and responsibilities of his or her office, and (vi) compensation levels for executives at companies which are similar in size and complexity to the Company.

      While some or all of these factors are considered in judging the performance of each executive, certain of the factors may have more or less relevance in determining a specific individual's performance and resulting pay. Particular factors may be considered more relevant to, and weigh more heavily in determination of compensation for, the executive who exercises operating control over a division or subsidiary than for an executive who performs a general function.

Chief Executive Officer Compensation

      The Compensation and Stock Option Committee utilizes the same factors in determining the compensation of its Chief Executive Officer as it does for all executives of the Company. Although there are specific discussions regarding overall company performance and the Chief Executive Officer's contribution in achieving those results, there is no unique criterion applied to the Chief Executive Officer that is not also applied to other key executives of the Company, as outlined above. Mr. Bicknell does not participate in Committee deliberations regarding his own compensation, nor does he participate in the discussion or vote when such matters are before the Board of Directors, of which he is a member.

      In determining Mr. Bicknell's bonus in the current and prior year, the Committee considered the amount of time he spent on activities which were unrelated to the Company over the course of each fiscal year.

                                             Compensation Committee Members

                                             O. Gene Bicknell
                                             Fran D. Jabara
                                             Robert E. Cressler

                          COMPARATIVE PERFORMANCE GRAPH

      Below is a graph comparing the total return on an indexed basis of a $100 investment in (i) the Company's Common Stock, (ii) a peer group of the Company and (iii) the overall broad equity market in which the Company participated. Management considers the Company's peer group to be all publicly-held companies with a primary Standard Industrial Code between 5800 and 5899 (Eating and Drinking Establishments) in existence during the reporting period. The broad equity market index consists of all NASDAQ companies. All indices are based upon total return, weighted for market capitalization and with dividends reinvested; they are published by and available through the University of Chicago's Center for Research in Security Prices. The historical stock price performance shown on this graph is not indicative of future price performance.


                          TRANSACTIONS WITH MANAGEMENT

      During the year the Board of Directors, authorized the purchase of two parcels of property owned by Mr. Bicknell or his affiliates. One property was acquired from Mr. Bicknell for $500,000 based on appraisal by an independent certified appraiser. The second property acquired from Mr. Bicknell was purchased for $300,000 and was valued by Company personnel using recognized valuation techniques such as comparable property sales data and the income method. The Board of Directors upon review of the proposal, appraisal, avd valuations, and with Mr. Bicknell abstaining from any participation in the vote, approved the purchase of these sites for the aggregate value of $800,000.

      During the fiscal year ended March 26, 1996, the Company leased a total of two properties from Mr. Bicknell and one property from Mr. Elliott, a past president of the Company and Director whose term expires in 1996. The Company paid a total of $37,716 to Mr. Bicknell and $31,089 to Mr. Elliott as rent for these properties in the fiscal year ended March 26, 1996. The Company continues to rent one property from Mr. Bicknell, subject to normal lease terms set to expire no later than May 1998, at a monthly rent of $800 per month. In addition, one restaurant is leased from Mr. Elliott at a monthly rate of $1,891 with a lease term expiring January 1999. Management believes these leases are at least as favorable as could be obtained from unrelated parties.
- -Add Attachment


                         INDEPENDENT PUBLIC ACCOUNTANTS

                The  Audit  Committee  recommended and the  Board  of  Directors approved the selection of Ernst & Young LLP as independent public accountants of the Company for the fiscal year ended March 26, 1996. Ernst and Young LLP examined the financial statements of the Company for the most recent completed fiscal year. A representative of Ernst & Young LLP will be present at the Annual Meeting with the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions. The Audit Committee has not made a recommendation with respect to Ernst & Young LLP for the fiscal 1997 year because meetings regarding such services have not yet occurred. There have been no changes in, or disagreements with, the Company's independent accountants on accounting or financial disclosure matters.


                            PROPOSALS OF STOCKHOLDERS

      Proposals of stockholders of the Company intended to be presented at the Annual Meeting of Stockholders to be held in 1997 must be received at the principal executive offices of the Company by the Board of Directors for inclusion in the proxy statement and form of proxy relating to that meeting no later than March 20, 1997.


                                  MISCELLANEOUS

      No business other than that described herein is expected by the Board of Directors to come before this meeting, but should any other matters requiring the vote of stockholders arise, the proxy holders will vote thereon according to their best judgment.


                              AVAILABLE INFORMATION

     A copy of the Company's 1996 Annual Report to Stockholders accompanies this proxy. The financial statements which are included in such Annual Report to Stockholders are incorporated herein by reference. Additional copies of the Company's Annual Report to Stockholders and copies of the Company's Annual Report to Stockholders on Form 10-K for the year ended March 26, 1996 are available without charge upon request. Requests should be addressed to the Chief Financial Officer, NPC International, Inc., 720 W. 20th Street, Pittsburg, KS 66762.


                                        By Order of the Board of Directors





                                        David G. Short
                                        Secretary
Pittsburg, Kansas
July 19, 1996

                       3/26/91  3/31/92  3/30/93   3/29/94   3/28/95   3/26/96
NPC International,      100.0    68.9     53.4      46.6      37.9      74.2
Inc.

Nasdaq Stock            100.00  128.4    146.8     161.6     179.3     239.0
Market (U.S.
Companies)

Nasdaq Stock            100.0   143.7    161.6     166.1     135.1     165.9
(SIC 5800-5899
U.S. Companies)